Exhibit 99.1

 NEWS RELEASE

RAMBUS REPORTS THIRD QUARTER EARNINGS

Revenue of $27.9 million, loss per share of $0.26 cents for the third quarter

LOS ALTOS, Calif. – October 22, 2009 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the third quarter of 2009.

Revenue for the third quarter of 2009 was $27.9 million, up 3.3% sequentially from the second quarter of 2009 primarily due to higher variable royalty revenue.  As compared to the third quarter of 2008, revenue was down 5.3% primarily due to lower contract revenue. Revenue for the nine months ended September 30, 2009 was $82.2 million, down 21.6% over the same period of last year primarily due to revenue recognized from Elpida during the first half of 2008.

“The recovery in chip sales following an industry overcorrection, and modest growth in our focus markets, helped deliver revenues at the high end of our guidance,” said Harold Hughes, president and chief executive officer at Rambus.  “While there is much work ahead, we continue to progress in our strategy of creating and licensing innovations that make great computing and consumer electronics products possible.”

Total costs and expenses for the third quarter of 2009 were $48.5 million, which included $7.7 million of stock-based compensation expenses and $0.1 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total costs and expenses of $49.3 million for the second quarter of 2009, which included $7.9 million of stock-based compensation expenses and a net recovery of $0.4 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the third quarter were $12.0 million, a decrease of $3.0 million from the second quarter of 2009.  Total costs and expenses in the third quarter of last year were $60.0 million, which included $9.0 million of stock-based compensation expenses, $4.0 million of restructuring-related expenses, $2.2 million of asset impairment expenses and $0.4 million of previous stock-based compensation restatement and related legal expenses.  General litigation expenses in the third quarter of 2009 decreased $3.7 million from the third quarter of 2008.

Total costs and expenses for the nine months ended September 30, 2009 were $141.4 million, which included $24.0 million of stock-based compensation expenses and a net recovery of $14.0 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total costs and expenses of $175.6 million for the same period of 2008, which included $28.5 million of stock-based compensation expenses, $4.0 million of restructuring-related expenses, $2.2 million of asset impairment expenses and $3.6 million of previous stock-based compensation restatement and related legal expenses. General litigation expenses for the nine months ended September 30, 2009 were $45.0 million, an increase of $7.0 million from the same period in 2008.

Interest and other expense, net, for the third quarter of 2009 was $6.8 million as compared to $1.6 million in the second quarter of 2009 and $0.3 million in the third quarter of 2008.  Interest and other expense, net, for the nine months ended September 30, 2009 was $9.6 million as compared to interest income of $1.4 million for the same period of 2008.  Prior periods have been adjusted to reflect the impact of the adoption on January 1, 2009 of a FASB staff position which clarifies the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement.  The Company has retrospectively adjusted the income statement to include non-cash interest expense of $3.0 million for the third quarter of 2008 and $8.8 million for nine months ended September 30, 2008.

Net loss for the third quarter of 2009 was $27.5 million as compared to a net loss of $24.0 million in the second quarter of 2009 and a net loss of $30.9 million (adjusted for adoption of the FASB staff position) in the third quarter of 2008. Net loss per share for the third quarter of 2009 was $0.26 as compared to a net loss per share of $0.23 in the second quarter of 2009 and a net loss per share of $0.29 (adjusted for adoption of the FASB staff position) for the third quarter of 2008. Net loss for the nine months ended September 30, 2009 was $68.9 million as compared to a net loss of $183.6 million (adjusted for adoption of the FASB staff position) for the same period of 2008. Net loss per share for the nine months ended September 30, 2009 was $0.66 as compared to a net loss per share of $1.75 (adjusted for adoption of the FASB staff position) in the same period of 2008.

Cash, cash equivalents, and marketable securities as of September 30, 2009 were $498.5 million, up approximately $18.1 million from June 30, 2009 and up approximately $152.6 million from December 31, 2008.  During the third quarter of 2009, the Company issued an additional $22.5 million aggregate principal amount of 5% Convertible Senior Notes due 2014 as a result of the underwriters exercising their overallotment option related to the 2014 Notes.  During the nine months ended September 30, 2009, the Company received approximately $168.2 million net proceeds related to the issuance of the 5% Convertible Senior Notes, $7.3 million of insurance proceeds related to reimbursement claims associated with the stock option investigation and derivative lawsuits as well as $4.5 million from former executives due to the resolution of the derivative lawsuits.

The convertible notes are carried at face value less the debt discount associated with the adoption of the FASB staff position for the periods presented. As such, the carrying value of the convertible notes as of December 31, 2008 has been retrospectively adjusted to reflect the impact of the adoption of the FASB staff position.

The conference call discussing third quarter 2009 results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today.  A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 5928140.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com

Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$367,291	$116,241
Marketable securities	131,192	229,612
Accounts receivable	754	1,503
Prepaids and other current assets	7,276	8,486
Deferred taxes	892	88
Total current assets	507,405	355,930
Restricted cash	648	632
Deferred taxes, long-term	1,069	1,857
Intangible assets, net	6,585	7,244
Property and equipment, net	15,941	22,290
Goodwill	4,454	4,454
Other assets	7,653	4,963
Total assets	$543,755	$397,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,162	$6,374
Accrued salaries and benefits	8,458	9,859
Accrued litigation expenses	6,220	14,265
Other accrued liabilities	5,982	3,816
Convertible notes	133,312	—
Deferred revenue	395	1,787
Total current liabilities	165,529	36,101
Long-term liabilities:
Convertible notes	109,333	125,474
Other long-term liabilities	2,297	2,854
Total long-term liabilities	111,630	128,328
Total stockholders’ equity	266,596	232,941
Total liabilities and stockholders’ equity	$543,755	$397,370

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue:
Royalties	$26,898	$25,793	$77,826	$91,174
Contract revenue	976	3,635	4,365	13,707
Total revenue	27,874	29,428	82,191	104,881
Costs and expenses:
Cost of contract revenue (1)	1,858	4,611	5,479	18,411
Research and development (1)	16,727	17,511	50,277	59,048
Marketing, general and administrative (1)	29,882	31,288	99,601	88,377
Restructuring costs (1)	—	4,024	—	4,024
Impairment of asset	—	2,158	—	2,158
Costs (recovery) of restatement and related legal activities	68	392	(14,000)	3,564
Total costs and expenses	48,535	59,984	141,357	175,582
Operating loss	(20,661)	(30,556)	(59,166)	(70,701)
Interest and other income, net	891	2,704	3,504	10,207
Interest expense	(7,641)	(3,002)	(13,128)	(8,834)
Interest and other income (expense), net	(6,750)	(298)	(9,624)	1,373
Loss before income taxes	(27,411)	(30,854)	(68,790)	(69,328)
Provision for income taxes	85	92	103	114,287
Net loss	$(27,496)	$(30,946)	$(68,893)	$(183,615)
Net loss per share:
Basic	$(0.26)	$(0.29)	$(0.66)	$(1.75)
Diluted	$(0.26)	$(0.29)	$(0.66)	$(1.75)
Weighted average shares used in per share calculation
Basic	105,182	104,897	104,761	104,795
Diluted	105,182	104,897	104,761	104,795

___________

(1) Total stock-based compensation expense for the three and nine month periods ended September 30, 2009 and September 30, 2008 are presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cost of contract revenue	$283	$1,321	$906	$4,604
Research and development	$2,332	$3,326	$7,286	$10,997
Marketing, general and administrative	$5,134	$4,371	$15,826	$12,899
Restructuring costs	$—	$547	$—	$547